Exhibit 99.2

AMENDMENT
TO CHANGE IN CONTROL AGREEMENT

This Amendment (this “Amendment”) made as of the 19th day of December 2003 amends that certain Change in Control Agreement (the “Agreement”) by and between Manufacturers’ Services Limited, a Delaware corporation (the “Company”), and Richard J. Gaynor (the “Executive”), dated and effective January 8, 2001.  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

I.                                         The parties hereto agree that the Agreement is hereby amended as follows:

(i) A new Subsection (4) shall be added as the new last paragraph of Section 6.1 of the Agreement that states,

“(4)         The Company will make a payment to the Executive on or before December 31, 2003 in the amount of $147,745 (the “Accelerated Payment”).  The Accelerated Payment will be treated as an acceleration of, and will reduce dollar for dollar the amount of, the payments to which the Executive otherwise would be entitled under the provisions of Section 6.1(1) upon a termination of the Executive’s employment following a Change in Control.  The Accelerated Payment will be treated as a severance payment and will be included in the Total Payments (as defined in Section 6.2(1)).  The Executive shall be under no obligation to repay any portion of the Accelerated Payment to the Company, whether or not any Change in Control occurs during the Term of the Agreement.”

II.                                     To the extent any provision of this Amendment is inconsistent with any provision of the Agreement, such provision of the Agreement is hereby modified and superseded by the terms hereof.  Any term of the Agreement not so modified or superseded shall remain in full force and effect.

EXECUTED as of the date first set forth above.

COMPANY:

Manufacturers’ Services Limited

By:	/s/ Dewayne Rideout
Name: Dewayne Rideout
Title: SVP of HR

EXECUTIVE:

/s/ Richard J. Gaynor
Richard J. Gaynor